Exhibit 10.2

EMS Technologies, Inc.
660 Engineering Drive
PO Box 7700
Norcross, GA 30091-7700
Tel: (770)263-9200
www.ems-t.com
March 19, 2007
Dr. Neilson A. Mackay
Dear Neil:
EMS Technologies, Inc. is pleased confirm the terms of the offer to you for the position President, EMS Technologies Canada, President, EMS SATCOM, and Vice President, Corporate Development at a salary of US$24,000 per month. In this position you will be reporting to Paul Domorski, President and CEO. This new position will be effective today, March 19, 2007. Please note your starting salary is based on our 2007 Compensation program. You will continue with Canadian Benefits and perquisites until relocation to Atlanta.
Incentive Compensation: This position participates in our Executive Annual Incentive Compensation Plan. Your position is scheduled for a 50% award of base pay upon achievement of individual, divisional and company performance targets. Your performance weighting is 50% SATCOM profit, 25% business objectives, and 25% corporate profit. In 2007 we will calculate incentive payouts based on this allocation and the allocation for your SATCOM GM role and pay the higher amount. Awards are granted in cash and/or stock in the first quarter of each year based on individual and Company performance during the preceding calendar year. Your participation will be subject to the terms of the Plan, which is available for your review.
The Company may modify the Plan at any time. Relevant participation levels and targets are reviewed annually and revised by the Company, in its discretion. The incentive payments are based on Company performance against specified targets, and the Company’s evaluation of your contributions, performance and level of responsibility. Amounts paid are expected to vary from year to year.
Retirement Benefit Program: As a US employee you will be eligible to participate in the EMS Technologies Inc. Retirement Program. This comprehensive program includes the Company funded Retirement Benefits Program (RBP) in addition to the 401k Savings and Investment Plan which is described in your Employee Benefits Summary.
The RBP is 100% Company-funded, and is provided to U.S.-based employees at no cost to assist in planning for retirement. Each year the Board of Directors determines an amount that the Company will contribute to the RBP. Allocation of the RBP is based on base salary and age with larger contributions based on higher base salary and/or higher age.
Under the terms of the Retirement Program, you will not receive service credit for your EMS service in Canada for Retirement Plan purposes. You will be able to participate in the 401k plan 30 days after your transfer. However, you will be subject to the standard 6 month, 1000 hour waiting period for the RBP and only your U.S. based compensation will be eligible for consideration under the Retirement plan. You will be 100% vested in all contributions made to this plan on your behalf.

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Dr. Neil Mackay
March 19, 2007
Benefit Programs: Enclosed is a summary of our benefit plans (medical, dental, life insurance, etc.). You will also be eligible for a supplemental medical insurance plan which will pay up to $10,000 per year of expenses not covered by the standard company plan. The eligible maximum for 2007 will be prorated based on your date of transfer. In particular, most non-reimbursed medical expenses, as well as, items relating to dental and vision are covered by the supplemental plan. This information will be covered in more detail during Orientation. The company will purchase a supplemental Group Term Life insurance to off set the reduced coverage due to your age of 65. You will be eligible for the normal company Long Term Disability coverage. However, there is a reduced level of benefit due to your age. We have not been able to find Supplemental coverage for LTD. We will continue to search for supplemental LTD coverage and if it is available, EMS will assume responsibility for premiums through age 70 or you terminate employment, whichever comes first. Also, if your current Canadian coverage can be continued in the U.S., we will continue to pay for that coverage instead of securing new coverage.
Income Tax Assistance – The Company will retain Ernst & Young to prepare your income tax returns and provide tax advice in both the U.S. and Canada related to your relocation. Contact information for the appropriate tax representative will be provided by the Finance department. You will be responsible for both Canadian and U.S. taxes, for the period you reside in each country.
Should you incur a foreign tax on your employment income as a result of working in a foreign country (ie, a country other than the United States) for EMS, EMS agrees to reimburse you for your foreign tax to the extent that you do not receive a full credit of this tax on your United States tax return. This reimbursement will be grossed up for taxes. We will retain the services of Jeff Hunter from Deloitte to make this calculation to ensure that you receive the proper reimbursement.
Termination Situations: We do not provide any employees with guaranteed periods of employment. However, should your employment be terminated involuntarily without cause, EMS agrees to provide a termination package based on the normal Canadian / Ontario precedent for someone of your tenure and position.
EMS Technologies, Inc. agrees to pay for the following expenses associated with your relocation to the Atlanta area:
Relocation Allowance: To assist you with inevitable miscellaneous expenses in connection with your relocation, EMS will provide you a payment of $35,000. This will be considered as taxable income and appropriate taxes will be withheld.
Household Goods: Covers cost of packing, crating, handling, and moving household effects, but does not include the storage or shipment of automobiles or pets. Moving company costs should be submitted by the mover directly to EMS. An employee expense report is not required. In the event you have to terminate your automobile lease early, the company will cover the termination cost.
En Route Expenses: Travel is reimbursed for one private automobile, at the rate of $0.44 per mile via the most direct route. You are responsible for maintaining automobile liability and property damage insurance; EMS assumes no responsibility for losses or damage to the automobile or contents. You will also be reimbursed for reasonable motel and food expenses en route.

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Dr. Neil Mackay
March 19, 2007
Interim Housing: The Company will make reservations for temporary lodging for the time you are relocating. We will work out the particulars of the housing when the details of your relocation are finalized.
Automobile lease Provisions: Should you need to terminate the lease on your automobiles as a result of this relocation, EMS agrees to reimburse you for early termination fees. You will continue to receive your auto allowance for the reminder of 2007.
Sale of your current home: We agree to reimburse you up to 7% of the sale price of your current home for your realtor’s and associated fee. Since this reimbursement, is considered income by the IRS, we will gross up any amounts paid to you as a result of this reimbursement agreement at a 28.5% rate.
Reimbursement for en route and interim housing expenses is made following submission of a completed expense report. Supporting documentation to be attached to the expense report should include a copy of airlines tickets, or mileage calculation, a copy of motel bills, and receipts for food or other expenses.
Should you leave within the first year of your new assignment through voluntary resignation or for cause, you are expected to reimburse the Company for the cost of the move. In the event of your death or disability during this period, reimbursement is not expected.
Immigration: The Company will handle all the necessary documents and costs associated with obtaining a green card for you.
This offer is also contingent upon your signing and returning the employee agreement dealing with inventions and non-disclosure, also enclosed, and is subject in all respects to the Terms of Employment which you previously signed. Any legal issues relating to your employment will be governed by and determined in accordance with the laws of the State of Georgia.
Please indicate your acceptance of this conditional offer by signing, dating, and returning one of the enclosed copies of this letter to Michael Robertson in the Human Resources Department. The other copy is for your own records.
Neil, I look forward to working with you in this new role. If you have any questions, please feel free to call me directly.
Sincerely,
EMS Technologies, Inc.
Michael R. Robertson
Director, Human Resources
Enclosures
Accepted By:                                                             Date: